Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Syntiant Corp. of our report dated April 27, 2026, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is August 31, 2026, relating to the financial statements of Syntiant Corp., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Irvine, California
August 31, 2026